UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 14, 2016

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 14, 2016, The Estée Lauder Companies Inc. (the “Company”) entered into a senior unsecured $1.5 billion 364-day revolving credit agreement (the “Agreement”) with the lenders listed therein (the “Lenders”), Citibank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as syndication agents, and BNP Paribas and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as documentation agents.

The Agreement provides for a 364-day revolving credit facility (the “Facility”) in the amount of $1.5 billion, of which the entire amount is currently undrawn and available.  The Facility expires on November 13, 2017 (the “Termination Date”).  The Company may elect, upon the payment of a fee equal to 0.75% of the aggregate principal amount of the loans then outstanding and, upon the satisfaction of certain conditions, to convert any loans outstanding on the Termination Date into term loans that are due and payable one year following the Termination Date.  Pursuant to the terms of the Agreement, the commitments thereunder are subject to reduction in the event of certain incurrences of debt, issuances of equity and sales, transfers or dispositions of assets.

Interest and fees payable under the Agreement shall be determined pursuant to the terms set forth in the Agreement.  Pursuant to the terms of the Agreement, borrowings under the Facility are prepayable at the Company’s option in whole or in part without premium or penalty.

The Agreement also contains certain affirmative and negative covenants customary for facilities of this type, including, furnishing to Lenders periodic financial information of the Company and all reports, proxy statements and registration statements filed with the Securities and Exchange Commission; paying and discharging, at or before maturity, material obligations and liabilities; maintenance of corporate existence and ability to do business; use of proceeds; limitations on ability to consolidate, merge or sell, lease or otherwise transfer all or substantially all assets; limitations on the incurrence of liens; limitations on the incurrence of debt by subsidiaries of the Company (subject to certain exceptions, including exceptions allowing for the issuance by certain subsidiaries of commercial paper as part of the Company’s commercial paper program and the incurrence of debt by certain subsidiaries pursuant to the Company’s existing credit facility); and limitations on transactions with affiliates.

The Agreement also contains certain events of default customary for facilities of this type (with customary grace periods), including nonpayment of principal, interest, fees or other amounts when due; material inaccuracies of representations and warranties; violations of covenants; the occurrence of certain bankruptcy events; certain ERISA events; material judgments; failure to pay material obligations or the acceleration of maturity of material indebtedness; or changes of control. Upon the occurrence of an event of default, any outstanding loans under the Agreement may be accelerated and/or the Lenders’ commitments may be terminated; provided, however, that upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Agreement will automatically become immediately due and payable, and the Lenders’ commitments will automatically terminate.

In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In addition, the Company and its subsidiaries may have entered into interest rate and foreign exchange derivative arrangements with one or more Lenders, or their affiliates.

The Company intends to use the Facility, together with the Company’s existing credit facility, for credit support for the Company’s commercial paper program and for general corporate purposes.  In connection therewith, the Company is increasing its commercial paper program to $3 billion (from $1.5 billion) under which it may issue commercial paper in the United States. The Company intends to use proceeds from the issuance of commercial paper to fund the purchase price for the pending acquisition of the entities that own the Too Faced brand and for other general corporate purposes.

The foregoing does not constitute a complete summary of the terms of the Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 8.01 Other Events.

On November 14, 2016, the Company issued a press release announcing that it has signed an agreement to acquire the entities that own the Too Faced brand.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description.

10.1

$1.5 Billion 364 Day Credit Agreement dated as of November 14, 2016, among The Estée Lauder Companies Inc., the lenders listed therein, Citibank N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as syndication agents, and BNP Paribas and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as documentation agents.

99.1	Press Release, dated November 14, 2016 of The Estée Lauder Companies Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date: November 14, 2016	By:	/s/ Tracey T. Travis
Tracey T. Travis
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

THE ESTĒE LAUDER COMPANIES INC.

EXHIBIT INDEX

Exhibit No.
10.1

$1.5 Billion 364 Day Credit Agreement dated as of November 14, 2016, among The Estée Lauder Companies Inc., the lenders listed therein, Citibank N.A., as administrative agent, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as syndication agents, and BNP Paribas and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as documentation agents.

99.1	Press Release, dated November 14, 2016 of The Estée Lauder Companies Inc.